FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 27, 2016	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

FHLBI Declares Dividends, Reports Third Quarter 2016 Financial Results

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividend amounts will be paid in cash on October 28, 2016.

Financial Results Summary

FHLBI's net income for the third quarter of 2016 was $23 million, a decrease of $5 million compared to the same quarter in the prior year, primarily due to net unrealized losses on derivatives and hedging activities. Net interest income after provision for credit losses for the third quarter of 2016 was $49 million, an increase of $1 million compared to the same quarter in the prior year. Partially offsetting higher interest income was an increase in interest expense on mandatorily redeemable capital stock ("MRCS") resulting from a reclassification of all of FHLBI's captive insurance company members' capital stock to MRCS as a result of the Final Membership Rule issued by the Federal Housing Finance Agency. Effective February 19, 2016, the rule requires Federal Home Loan Banks to terminate the memberships of captive insurance companies by specified dates.

FHLBI's net income for the nine months ended September 30, 2016 was $73 million, a decrease of $20 million compared to the same period in the prior year. This decrease was primarily due to net unrealized losses on derivatives and hedging activities and, to a lesser extent, lower net proceeds from litigation settlements related to certain private-label mortgage backed securities. Net interest income after provision for credit losses for the nine months ended September 30, 2016 and 2015 was $145 million. Offsetting higher interest income was an increase in interest expense on MRCS resulting from the reclassification of all of the captive insurers' capital stock.

FHLBI derives its net income primarily through interest income earned on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. The bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost of consolidated obligations.

For the nine months ended September 30, 2016, the bank allocated $9 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing to low- and moderate-income families in Michigan and Indiana. Full year 2016 AHP allocations will be available for FHLBI members in 2017 to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on MRCS.

Balance Sheet Highlights

Total assets at September 30, 2016 were $52.9 billion, an increase of $2.3 billion, or 5%, from December 31, 2015.

Advances

Advances are secured loans that FHLBI provides to its member institutions. In general, members' usage of advance products fluctuates in accordance with funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding at September 30, 2016 totaled $26.5 billion, a net decrease of $436 million, or 2%, from December 31, 2015, due primarily to net repayments by depository institutions and repayments by, and restrictions upon new or renewed advances to, captive insurance companies as a result of the Final Membership Rule. Advances to insurance companies, including captives, accounted for 55% of the bank's advance portfolio at September 30, 2016, while advances to depository institutions - comprising commercial banks, thrifts and credit unions - accounted for 45%.

Mortgage Loans Held for Portfolio

Mortgage loans held for portfolio at September 30, 2016 totaled $9.3 billion, a net increase of $1.1 billion, or 14%, from December 31, 2015. FHLBI purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments. FHLBI's mortgage loan purchases totaled $2.3 billion for the nine months ended September 30, 2016. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing and refinancing activity in the United States and consumer product preferences.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations outstanding at September 30, 2016 totaled $49.1 billion, a net increase of $2.0 billion, or 4%, from December 31, 2015. The increase in consolidated obligations supported the bank's growth in assets. The primary liability for these consolidated obligations rests with FHLBI; additionally, it is jointly and severally liable with each of the other FHLBanks for the payment of the principal and interest on all of the FHLBanks' outstanding consolidated obligations.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of its capital stock as a condition of membership or to support outstanding borrowings. For the nine months ended September 30, 2016, total capital decreased by $46 million primarily due to the reclassification of all of the captive insurers' capital stock to MRCS.

Total regulatory capital consists of capital stock, MRCS and retained earnings. The bank's regulatory capital-to-assets ratio at September 30, 2016 was 4.7%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the three and nine months ended September 30, 2016 will be included in the bank's Quarterly Report on Form 10-Q, which we intend to file by mid-November.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Statements of Income	2016	2015	2016	2015
Net interest income after provision for credit losses	$49	$48	$145	$145
Other income (loss)	(4)	—	(7)	11
Other expenses	19	17	56	53
Assessments	3	3	9	10
Net income	$23	$28	$73	$93

Condensed Statements of Condition	September 30, 2016	December 31, 2015
Advances	$26,473	$26,909
Mortgage loans held for portfolio, net	9,270	8,146
Cash and short-term investments	4,514	4,932
Other assets (1) (2)	12,652	10,621
Total assets (2)	$52,909	$50,608

Consolidated obligations (2)	$49,133	$47,113
Mandatorily redeemable capital stock	179	14
Other liabilities	1,257	1,095
Total liabilities (2)	50,569	48,222
Capital stock, Class B putable	1,438	1,528
Retained earnings (3)	862	835
Accumulated other comprehensive income	40	23
Total capital	2,340	2,386
Total liabilities and capital (2)	$52,909	$50,608

Total regulatory capital (4)	$2,479	$2,377

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	December 31, 2015 balances reclassified for change in accounting principle related to unamortized concessions on consolidated obligations.

(3)	Includes restricted retained earnings at September 30, 2016 and December 31, 2015 of $144 million and $130 million, respectively.
(4) Consists of total capital less accumulated other comprehensive income plus MRCS.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBI's current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBI undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings banks and CDFIs. For more information about FHLBI, visit www.fhlbi.com.

4